FOR IMMEDIATE RELEASE	Contact: Laura Wakeley Office: 717-291-2616

LANCASTER, PA -- (MARKET WIRE) -- 04/09/07 -- Fulton Financial Corporation (NASDAQ: FULT) today announced that it will webcast its 25th Annual Shareholders' Meeting on Monday, May 7 at 12:55 p.m. Eastern Time.

R. Scott Smith, Jr., chairman, CEO and president, will share information about Fulton Financial Corporation and will answer questions from those attending the meeting.

The live webcast can be heard by going to Fulton Financial Corporation's website, www.fult.com, selecting the Investor Information tab and clicking on the link to the webcast. The webcast will be archived on the company's website for 30 days following the call.

Fulton Financial Corporation is a financial holding company that operates more than 260 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ; Resource Bank, Virginia Beach, VA; Somerset Valley Bank, Somerville, NJ; and The Columbia Bank, Columbia, MD.

The Corporation's additional financial services providers include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc., Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA. Residential mortgage lending is offered by all banks through Fulton Mortgage Company and Resource Mortgage.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.